                                                                   EXHIBIT 10.25

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between NATIONAL ENERGY GROUP, INC., a Delaware corporation ("NEG"), and BOB G. ALEXANDER ("Alexander") as of the 6th day of June, 1996.

                              W I T N E S S E T H:

         WHEREAS, Alexander was a founder and has been an officer and director of Alexander Energy Corporation ("AEC") since inception; and

         WHEREAS, NEG and AEC are contemplating a merger whereby AEC would be merged with and into a wholly-owned subsidiary of NEG, with the surviving entity being a wholly-owned subsidiary of NEG (the "Merger"); and

         WHEREAS, Alexander possesses an intimate knowledge of the oil and gas industry in general and the business and affairs of AEC, its policies, methods, personnel, and problems in particular; and

         WHEREAS, Alexander has unique talents which are of benefit to AEC and would be of benefit to NEG; and

         WHEREAS, NEG believes that the availability of Alexander's knowledge and experience will be of benefit to NEG and its shareholders in the event the Merger is consummated; and

         WHEREAS, the Board of Directors of NEG (the "Board") has determined that it is in the best interest of NEG and its shareholders to retain the services of Alexander for the term of this Agreement in order to afford NEG with Alexander's knowledge and experience; and

         WHEREAS, Alexander is desirous of committing himself to serve NEG on the terms provided herein;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Alexander and NEG hereby agree as follows:

         1. EFFECTIVE TIME; AEC EMPLOYMENT AGREEMENT. This Agreement shall be effective concurrently with the consummation of the Merger (the "Effective Time") and shall have no force or effect unless and until the Merger is consummated. At the Effective Time, Alexander agrees that the Employment Agreement between Alexander and AEC dated December 8th, 1994, shall be terminated with no further force or effect and without any payments pursuant thereto. NEG agrees that at the Effective Time NEG shall cause the Special Severance Agreement between Donna Ports Alexander and AEC to be terminated




EMPLOYMENT AGREEMENT - Page 1
other than for Cause (as defined therein) and shall make the payments required thereunder for such termination.

         2.      STATUS AND DUTIES OF ALEXANDER.

                 2.1 Status. During the employment period, Alexander shall be employed by NEG as a consultant to NEG. Such position shall be as an "employee" of NEG and not an independent contractor. Accordingly, NEG shall withhold amounts of applicable federal and state income, withholding, and employment taxes from the compensation to be paid Alexander hereunder.

                 2.2 Duties. During the term, of this Agreement, Alexander shall advise NEG with regard to matters which are directed to him by the Board. However, Alexander, at all times, shall be free to perform services for his own account or for any other corporation, partnership, or business entity and shall only be required to devote a reasonable period of time to the performance of his duties hereunder which is, in Alexander's sole judgment, appropriate for the services to be performed in a reasonable manner and which will be at least thirty (30) hours each month but, without the consent of Alexander, will not exceed forty (40) hours for any calendar month.

         3. TERM. The term of the employment period shall be for a period of three (3) years commencing at the Effective Time.

         4.      COMPENSATION.  During the employment period:

                 4.1 Monthly Compensation. NEG shall pay to Alexander hereunder $450,000 to be paid in equal monthly installments of $12,500 commencing at the Effective Time.

                 4.2 Benefit Plans. During the term hereof, Alexander shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies, and programs provided by NEG and its subsidiaries (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death, and travel accident insurance plans and programs), at least as favorable as the welfare benefit plans, practices, policies, and programs provided to key employees of NEG. Medical, prescription, and dental plans shall include spousal coverage.

                 4.3 Expenses. During the employment period, Alexander shall be entitled to receive reimbursement for all reasonable business and travel expenses incurred by Alexander for the benefit of NEG, all under and in accordance with the policies, practices, and procedures of NEG with respect to key management associates of NEG and recognized by the Code and rules and regulations of the Internal Revenue Service promulgated thereunder, as approved and interpreted by the Chief Executive Officer of NEG.





EMPLOYMENT AGREEMENT - Page 2

                 4.4 Automobile. NEG shall cause title to the 1990 Lexus automobile (Serial No. JT8UF11E1L0033494) currently owned by AEC to be conveyed to Alexander free and clear of any liens, claims, or encumbrances.

                 4.5 Acceleration of Payments. In the event that NEG terminates this Agreement for any reason, or in the event that Alexander's employment with NEG is terminated due to his death, then the remaining amount of the compensation otherwise to be paid shall be paid within thirty (30) days following the occurrence of any of the stated events to Alexander or to his personal representative in the event of his death. The failure of NEG to make the payment to Alexander of such compensation required under this Section 4 shall cause the remaining unpaid balance to accrue interest at the annual rate of 12% until all required payments have been made to Alexander.

         5. INDEMNIFICATION. NEG shall indemnify Alexander for his acts under this Agreement to the same extent and manner it provides indemnification for its officers. NEG will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of NEG to assume expressly and agree to perform this Agreement in the same manner and to the same extent that NEG would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean NEG, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

         6.      MISCELLANEOUS.

                 6.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

                 6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws.

                 6.3 Arbitration. All claims or disputes relating to or arising under this Agreement shall be subject to binding arbitration. Such binding arbitration shall be the sole and exclusive remedy for any such claim or dispute; provided that a court may enforce the arbitrator's decision and enter judgment on the award rendered by the arbitrator. The award or decision of the arbitrator may be vacated or modified only on grounds specified in the Federal Arbitration Act.

                 6.4 Headings. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.





EMPLOYMENT AGREEMENT - Page 3

                 6.5 Taxes. Alexander acknowledges that the benefits to which he is entitled to under this Agreement may be includable in his taxable income. Accordingly, Alexander agrees (i) to pay all required income, employment, and other taxes attributable to such benefits, and (ii) that NEG may be required to withhold all applicable taxes from such benefits.

                 6.6 Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective heirs, successors, assigns, or the legal representatives, as the case may be.

                 6.7 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                          If to Alexander:

                          Bob G. Alexander
                          6017 Morning Dove Lane
                          Edmond, Oklahoma  73034

                          If to NEG:

                          National Energy Group, Inc.
                          1400 One Energy Square
                          4925 Greenville Avenue
                          Dallas, Texas  75206
                          Attn: Chief Executive Officer

or such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

                 6.8 Severability. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                 6.9 No Waiver. NEG's or Alexander's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

                 6.10 Entire Agreement. This Agreement contains the entire understanding of NEG and Alexander with respect to the subject matter hereof.





EMPLOYMENT AGREEMENT - Page 4

         IN WITNESS WHEREOF, Alexander has hereunto set his hand and, pursuant to the authorization from the Board, NEG has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.



                                        NATIONAL ENERGY GROUP, INC., a
                                        Delaware corporation



                                        By:   /s/ MILES D. BENDER
                                           -------------------------------------
                                           Name:  Miles D. Bender
                                           Title: President & CEO




                                           /s/ BOB G. ALEXANDER
                                        ----------------------------------------
                                           BOB G. ALEXANDER


APPROVED THIS 6TH DAY OF
JUNE, 1996.





EMPLOYMENT AGREEMENT - Page 5